=================================================================
                  UNITED STATED DISTRICT COURT

  Southern                District of     New York
-------------------------             ---------------------------
WMS INDUSTRIES INC.,
                                        SUMMONS IN A CIVIL ACTION
               Plaintiff,
                                        CASE NUMBER:
          v.

ALLIANCE GAMING CORPORATION and BGII
ACQUISITION CORP., JOEL KIRSCHBAUM,
STEVEN GREATHOUSE, ANTHONY L. DICESARE,
CRAIG FIELDS, DAVID ROBBINS, ALFRED W.
WILMS AND JOHN DOES 1-5.

               Defendants.

TO:  (Name and Address of Defendant)
     Alliance Gaming Corporation        BGII Acquisition Corp.
     4380 Boulder Highway               4380 Boulder Highway
     Las Vegas, Nevada 89121            Las Vegas, Nevada 89121

         See annexed schedule for additional defendants.

     YOU ARE HEREBY SUMMONED and required to file with Clerk of this Court and serve upon

PLAINTIFF'S ATTORNEY (name and address)
     Arthur M. Handler, Esq. (AH0693)
     BURNS HANDLER & BURNS LLP
     220 East 42nd Street, Suite 3000
     New York, New York 10017
     (212) 687-1300

an answer to the complaint which is herewith served upon you, within 20 days after service of this summons upon you, exclusive of the day of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint.

/s/ James M. Parkson                    September 5, 1995
_________________________________       ______________________
CLERK                                        DATE
_________________________________
BY DEPUTY CLERK
PAGE

                       SCHEDULE TO SUMMONS
                       -------------------


To:   (Name and Address of Defendant)

Joel Kirschbaum
c/o Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Steven Greathouse
c/o Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Anthony L. DiCesare
c/o Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Craig Fields
c/o Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

David Robbins
Kramer Levin Naftalis Nessen Kamin & Frankel
919 Third Avenue
New York, New York  10022

Alfred W. Wilms
c/o Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121










PAGE

Arthur M. Handler (AH 0693)
BURNS HANDLER & BURNS LLP
Attorneys for Plaintiff
220 East 42nd Street, Suite 3000
New York, New York  10017
(212) 687-1300

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - X
WMS INDUSTRIES INC.,
                                    :        COMPLAINT
                    Plaintiff,               ---------
                                    :
     - against -                             95 Civ. 7710 (JSM)
                                    :
ALLIANCE GAMING CORPORATION,
BGII ACQUISITION CORP., JOEL        :
KIRSCHBAUM, STEVEN GREATHOUSE,
ANTHONY L. DICESARE, CRAIG          :
FIELDS, DAVID ROBBINS, ALFRED
W. WILMS AND JOHN DOES 1-5.         :

                    Defendants      :
- - - - - - - - - - - - - - - - - - X

          Plaintiff, WMS Industries Inc. ("WMS"), by its attorneys, Burns Handler & Burns LLP, for its complaint in this action respectfully alleges:

Nature of Action
----------------

          1. This action seeks a preliminary and permanent injunction against the tender offer of defendants Alliance Gaming Corporation ("Alliance") and its wholly owned subsidiary BGII Acquisition Corp. ("BAC") to enjoin and prevent continuing and threatened violations by defendants of Sections 14(d) and (e) of Securities Exchange Act of 1934 (the "1934 Act"), 15 U.S.C.
Section 78n(d) and (e), Regulation 14D promulgated under such Act by the Securities and Exchange Commission (the "SEC"), and state common and statutory law. These violations were and are being committed by defendants in furtherance of a conspiracy between and among defendants and others with the object of, among other things, (a) inducing stockholders to tender shares of Bally Gaming International, Inc. ("Bally Gaming") to defendants;
(b) unlawfully obtaining control of the management and valuable assets of Bally Gaming; and (c) depriving WMS of the rights and benefits of its contractual agreement of merger with Bally Gaming dated as of June 21, 1995 (the "Merger Agreement").

PAGE

          2. The defendants and others acting in concert with them have issued and disseminated untrue statements of material fact or have omitted to state material facts necessary to make statements made, in the light of the circumstances under which they are made, not misleading. Such persons have issued and disseminated false and misleading statements into the marketplace concerning defendants' tender offer for shares of Bally Gaming so as to mislead Bally Gaming stockholders and the public into tendering Bally Gaming shares to defendants and inducing such stockholders to thereby cause disapproval of the Merger Agreement between Bally Gaming and WMS. Defendants' tender offer is so materially deficient that no shares of Bally Gaming tendered in response to such offer may be lawfully acquired.

          3. The defendants and those acting in concert with them have illegally and improperly interfered with WMS's Merger Agreement with Bally Gaming and have sought unlawfully to mislead Bally Gaming stockholders and the public regarding the relative economic benefits of the Merger Agreement as compared to defendants' tender offer.

          4. By means of the aforesaid misrepresentations, omissions and illegal acts, defendants are seeking to compel Bally Gaming stockholders to make an immediate investment decision to tender their Bally Gaming shares to defendants, without defendants' compliance with the federal securities and other laws to the detriment of Bally Gaming stockholders, Bally Gaming and WMS. Defendants have by press release dated September 1, 1995, announced the extension of their tender offer to September 29, 1995.

          5. Defendants' illegal acts will cause irreparable harm unless enjoined, since among other things, if the transaction proposed by defendants is consummated, it would result in a merger of Bally Gaming and the disappearance of Bally
Gaming as an independent publicly owned entity.

Jurisdiction and Venue
----------------------

          6.   Jurisdiction of this action is predicated upon
Section 27 of the 1934 Act, 15 U.S.C. Section 78aa, and involves a federal question, 28 U.S.C. Sections 1331 and 1337. Acts and transactions constituting violations hereinafter alleged took place in this District. Jurisdiction for the non-federal claims hereinafter alleged is based on the principle of pendent jurisdiction. Venue is proper within this district pursuant to 28 U.S.C. Section 1391(b) and 15 U.S.C. Section 78aa.




                                  -2-
PAGE

The Parties
-----------

          7. Plaintiff WMS was and still is a corporation organized and existing under the laws of the State of Delaware with a principal office at 3401 North California Avenue, Chicago, Illinois. WMS is engaged in the design, manufacture and sale of coin-operated amusement games, video lottery terminals and gaming devices, the design and sale of home games and the ownership and operation of hotels and casinos in Puerto Rico.

          8. Upon information and belief, defendant Alliance is a Nevada corporation with its principal place of business at
4380 Boulder Highway, Las Vegas, Nevada.   Alliance operates
gaming machines in Nevada and Louisiana, owns casinos in Mississippi and Nevada and develops gaming machines for its own use.

          9. Upon information and belief, defendant BAC, a Delaware corporation, is a wholly owned subsidiary of defendant Alliance, with a principal office in Nevada. Upon information and belief, BAC was formed to acquire Bally Gaming and has not conducted any other activities since its organization.

          10.  Defendants Joel Kirschbaum, Steven Greathouse,
Anthony L. DiCesare, Craig Fields, David Robbins and Alfred W.
Wilms are each directors of Alliance.

          11. Upon information and belief, Joel Kirschbaum is also the owner of Kirkland Investment Corp., which is the general partner of Kirkland-Fort Worth Investment Partners, L.P., which upon information and belief, controls approximately 11% of the outstanding shares of Alliance common stock.

          12. John Does 1-5 are additional persons whose identity is presently unknown who authorized, directed and participated in the wrongful acts of the defendants set forth herein. Upon ascertaining the identity of such persons, the complaint will be amended to add them as parties defendant.

                       STATEMENT OF FACTS
                       ------------------

The Bally Gaming Negotiations
-----------------------------

          13. On information and belief, Bally Gaming is a Delaware corporation with its principal place of business at 6601
South Bermuda Road, Las Vegas, Nevada.  Bally Gaming is engaged



                                  -3-
PAGE
in the design and manufacture of gambling machines, including slot machines and video poker equipment. Bally Gaming is the second largest manufacturer of gaming devices in the United States, with approximately 15% of the market. Bally Gaming shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market. There are presently outstanding approximately 10,750,000 shares of Bally Gaming common stock.

          14. On information and belief and as publicly disclosed by Bally Gaming, representatives of Alliance and of Bally Gaming participated in extensive meetings during 1993 and 1994 in contemplation of a potential transaction between the two companies. In the course of these discussions, Bally Gaming requested and Alliance refused to sign a confidentiality and standstill agreement required by Bally Gaming which would have permitted Alliance to have access to certain non-public information of Bally Gaming, sometimes referred to as "due diligence information."

          15. On April 17, 1995, Bally Gaming announced publicly that it had entered into a letter of intent with WMS for a merger between WMS and Bally Gaming.

          16. As part of the letter of intent, WMS agreed to Bally Gaming's terms for a confidentiality and standstill agreement, which terms, upon information and belief, had been refused by Alliance, and WMS was then given access to certain Bally Gaming due diligence information.

          17. After April 17, 1995 and during the months of April, May and June, 1995, WMS and Bally Gaming conducted negotiations towards a merger agreement.

          18. On June 19, 1995, Alliance, by a letter to the Board of Directors of Bally Gaming and a related press release, announced that it was willing to pay $12.50 in a combination of cash and stock for each share of outstanding common stock of Bally Gaming.

          19. Upon information and belief and as publicly disclosed by Bally Gaming, with respect to Alliance's offer, representatives of Bally Gaming raised concerns regarding the nature of Alliance's financing commitments, which appeared questionable given Alliance's history of losses and existing high leverage. Such concerns were underscored by the Schedule 13D filed by Alliance with the SEC on June 28, 1995, which revealed that its financing "commitments" were still subject to, among other things, due diligence of Alliance itself and to Alliance's



                                  -4-
PAGE
obtaining commitments from other sources for permanent financing to replace the financing in question.

          20. Upon information and belief, Bally Gaming's Board of Directors met on June 21, 1995, and after extensive analysis and advice from experts (including a fairness opinion with respect to the WMS proposal from Ladenburg Thalmann & Co., Inc. ("Ladenburg"), Bally Gaming's financial advisor), the Board concluded that the WMS merger proposal was superior to the Alliance proposal, financially and otherwise, and in the better interest of Bally Gaming stockholders. The Bally Gaming Board of Directors approved the Merger Agreement with WMS and recommended that the Merger Agreement and the other transactions contemplated thereby be submitted to Bally Gaming's stockholders for their approval.

          21. On June 20, 1995, the Board of Directors of WMS approved the WMS/Bally merger and the other transactions contemplated thereby and recommended approval and adoption of the Merger Agreement by the WMS stockholders.

          22. On June 21, 1995, following the aforesaid meeting of Bally Gaming's Board of Directors, WMS and Bally Gaming executed the Merger Agreement, which provided that Bally Gaming be merged with WMS.

          23. On June 22, 1995, WMS and Bally Gaming issued a joint press release announcing the Merger Agreement, which stated, inter alia:

     The Boards of both companies have concluded that the combination of WMS and Bally Gaming's domestic gaming machine business creates a powerful competitive force in the gaming industry. They believe that in combining these two companies, the strength of each partner is enhanced.

In that press release, the Chairman of the Board of Bally Gaming stated:

     "After carefully reviewing the opportunities created by a combination with WMS and carefully evaluating the merits of the alternatives for the Company's future, the Board of our Company concluded that this business combination was in the best interest of our stockholders."

The Merger Agreement
--------------------

          24. Pursuant to the terms of the Merger Agreement, stockholders of Bally Gaming will receive 0.55 shares of common


                                  -5-
PAGE
stock of WMS for each outstanding share of common stock of Bally
Gaming, plus additional consideration from the sale of Bally
Gaming's German operations to the extent such sale price exceeds
$55 million net.

          25. As of September 5, 1995, given a closing price of $23.50 per share of WMS common stock and the fact that Bally Gaming has received a preliminary bid of $60 million for the German operations, the value of the Merger Agreement to a Bally Gaming stockholder is approximately $13.37 per share.

Alliance's Hostile Tender Offer
-------------------------------

          26. On July 25, 1995, more than a month after the public announcement of the Merger Agreement, Alliance issued a press release in which it announced that it would make a tender offer to purchase up to 4,400,000 shares of Bally Gaming at $12.50 per share. The offer was subject to Alliance being validly tendered a number of shares, which when combined with the shares Alliance already owned, would give Alliance ownership of a majority of Bally Gaming's outstanding common stock. At that time, Alliance owned one million shares, or 9.3% of Bally Gaming's approximately 10.75 million outstanding shares of common stock.

          27. The press release also announced the commencement of litigation in Delaware Chancery Court against Bally Gaming to obtain the due diligence information Alliance had previously not obtained due to its failure to sign the requested confidentiality standstill agreement and to enjoin Bally Gaming from proceeding with the WMS merger. Alliance's July 25th press release also stated that if Alliance did not gain access to the due diligence information, it would engage in a proxy fight and nominate a slate of "independent" directors to replace a majority of Bally Gaming's Board of Directors.

          28. On July 28, 1995, Alliance published a Notice of Offer to Purchase shares of Bally Gaming (the "Notice") in the New York Times, July 28, 1995, at p. D5, pursuant to which Alliance offered to purchase a number of shares of Bally Gaming common stock sufficient to give Alliance beneficial ownership of a majority of Bally Gaming's outstanding shares. The notice identified Donaldson, Lufkin & Jenrette Securities Corporation as Alliance's financial advisor. The Notice listed Georgeson & Company, Inc., Wall Street Plaza, New York, New York, as the Information Agent. The Depositary for tendered shares is Bankers Trust Company, New York, New York. The Notice stated that the tender offer expired on August 24, 1995 unless extended. The tender offer was subsequently extended to September 12, 1995 and


                                  -6-
PAGE
on September 1, 1995, Alliance announced that it was further extending the expiration for the tender offer to midnight on September 29, 1995.

          29.  On July 28, 1995 Alliance filed Schedule 14D-1,
including Alliance's Offer to Purchase, with the SEC regarding
its proposed tender offer.   The Schedule 14D-1 and any
amendments thereto are hereinafter referred to collectively as "the Alliance Tender Offer."

          30. Alliance's Offer to Purchase was publicly distrib-uted through Georgeson & Company, Inc.

          31. Pursuant to the Alliance Tender Offer, Alliance and BAC are seeking to purchase up to 4,400,000 shares of common stock of Bally Gaming for $12.50 net per share, and thereafter, on a subsequent back-end merger, to acquire the remaining Bally Gaming shares in exchange for shares of Alliance common stock. The Alliance shares issuable in the back-end merger would be valued at their average closing price for a period of 10 Nasdaq National Market trading days ending five days prior to consummation of the merger subject to an "appropriate", but unspecified, collar, purportedly equal to the price paid in the tender offer.

          32. If the Alliance Tender Offer succeeds in inducing Bally Gaming stockholders to tender their shares and defendants become the owners of a majority of the outstanding Bally Gaming shares, defendants would have the voting power to cause the disapproval of the Merger Agreement without regard to the votes of the remaining Bally Gaming shares.

          33. Upon consummation of the Alliance Tender Offer, the back-end merger will result in Bally Gaming being merged into Alliance or a subsidiary thereof and no longer existing as a separate entity.

Bally Gaming's Response To The Alliance Tender Offer
----------------------------------------------------

          34. Upon information and belief and as publicly disclosed, on August 7, 1995, Bally Gaming's Board of Directors met to consider the Alliance Tender Offer. At that meeting, Bally Gaming's Board of Directors was advised by its financial advisor, Ladenburg, that in its opinion the transactions proposed by Alliance were not as favorable as the Merger Agreement with WMS, from a financial point of view, to Bally Gaming's stockholders and that Ladenburg could not render an opinion that the transactions proposed by Alliance were fair, from a financial point of view, to Bally Gaming's stockholders.


                                  -7-
PAGE

          35. On August 8, 1995, Bally Gaming announced in a press release that its Board of Directors had determined that the Alliance Tender Offer was inadequate, highly conditional and not in the best interest of Bally Gaming stockholders. In said release, Bally Gaming gave the following reasons, among others, for rejecting the Alliance Tender Offer:

     -- The opinion of Ladenburg, Thalmann & Co. Inc., an independent investment bank retained as BGII's financial advisor, that the two-step Alliance transaction is not as favorable, from a financial standpoint, as the merger with WMS Industries Inc. and that Ladenburg could not render an opinion that the two-step Alliance transaction is fair.

     -- A combination with perennially unprofitable Alliance would result in an unstable, undercapitalized, highly leveraged company which could raise licensing concerns among gaming industry regulators.

     -- The combined entity would have a negative tangible net worth of approximately $10 million and $250 million of debt.

     -- The illusory nature of Alliance's financing for the cash portion of the transaction, which consists solely of a $150 million "senior secured bridge facility," requires permanent financing and $20 million of additional equity, both of which Alliance admits it does not have.

     -- The dubious value of the back-end stock portion of the Alliance proposal, especially given the fact that Alliance has not reported an annual profit in the last five years, already has debt of $100 million, and would incur $150 million in additional debt to acquire Bally Gaming.

     -- Alliance's cash tender offer would be fully taxable to Bally Gaming shareholders.

     -- Alliance has not demonstrated that any synergies would result from a combination of BGII and Alliance. A combined entity would not have the resources to operate its business effectively or support growth.

          36. Bally Gaming has filed a Schedule 14D-9 with the SEC formally responding to the Alliance Tender Offer including a copy of Bally Gaming's letter to its stockholders dated August 8, 1995 recommending that shares not be tendered in response to the Alliance Tender Offer.




                                  -8-
PAGE

Alliance's Consent Solicitation
-------------------------------

          37. On August 8, 1995, Alliance issued a press release announcing that it had made a preliminary filing with the SEC for a consent solicitation to elect a majority of "independent" directors to the Bally Gaming Board of Directors.

          38. On the same day, August 8, 1995, Alliance filed soliciting material with the SEC, which consisted of a letter to
Bally Gaming stockholders.   Alliance's letter reiterated its
characterization of its offer to purchase Bally Gaming common stock at $12.50 per share, referred to the interest of Alliance's banks in financing the Alliance Tender Offer, stated that firm financing commitments could not be obtained without an opportunity to conduct due diligence as to Bally Gaming and asserted that Bally Gaming had refused to give Alliance access to such due diligence material. Alliance's letter further advised the Bally Gaming stockholders that Alliance has filed materials for a consent solicitation with the SEC to replace a majority of Bally Gaming's Board of Directors with "independent" directors. Notwithstanding Alliance's characterization of its proposed nominees as "independent," Alliance represented that the program of such "independent" directors would be as follows:

     . They will permit Alliance and its banks to conduct due diligence.

     . If, following due diligence, the independent directors are satisfied with Alliance's financing, they will accept Alliance's offer.

     . Otherwise the independent directors will resign, leaving the board under the control of three of Bally
          Gaming's current directors and leaving the WMS agreement intact.

     . They will evaluate any other offer or revised offer providing greater value to Bally Gaming stockholders.

          39. On August 8, 1995, Alliance filed preliminary consent material with the SEC in connection with its proposed consent solicitation.


Court Findings Of No Legal Entitlement By Alliance
To Bally Gaming Due Diligence Information
--------------------------------------------------

          40. On July 27, 1995, the Delaware Chancery Court ruled that Alliance's request for an order granting Alliance

                            -9-
PAGE
immediate access to Bally Gaming's due diligence material was without legal support in the Court's cognizance and denied the request without prejudice to its being renewed on a showing of legal entitlement to such relief. On August 3, 1995, Alliance renewed the request for an order requiring immediate access to Bally Gaming's due diligence material. By order dated August 11, 1995, the Court denied such request and found no basis for such unprecedented extraordinary relief.

The Moratorium Agreement
------------------------

          41. On August 14, 1995, Bally, WMS and Alliance, at the suggestion of Alliance, entered into an agreement (the "Moratorium") pursuant to which Alliance would not "pursue implementation of its consent solicitation" nor pursue solicitation of proxies prior to September 1, 1995. The expiration date of the Alliance tender offer was extended to September 12, 1995.

          42. The Moratorium also provided that Bally and WMS would not institute or threaten legal action against Alliance until September 1, 1995, and that in the event Bally or WMS instituted legal action on or after September 1, Alliance would raise no objection based on the delay.

          43. On August 25, 1995, pursuant to the Moratorium, Alliance extended the expiration date of the Alliance Tender Offer to September 12, 1995. At the same time, Alliance announced that some 1.3 million shares of Bally stock had been tendered into the Alliance Tender Offer.

          44. The expressed purpose of the Moratorium was to permit the parties "to explore the resolution of certain outstanding disputes." Upon information and belief, although the Moratorium was at the initiative of Alliance, it did not then and never had any intention of exploring resolution of any disputes. Instead, having been denied Bally Gaming's due diligence material by the Delaware Chancery Court on August 11, 1995, Alliance, upon information and belief, knew that its professed financing could not be obtained and sought the Moratorium for the undisclosed purpose of attempting to obtain alternative financing which would not be subject to obtaining Bally Gaming due diligence information.

The September 1st Amendment to the Alliance Tender Offer
--------------------------------------------------------

          45.  On September 1, 1995, Alliance filed with the SEC
Amendment No. 8 to its Schedule 14D-1 (the "September 1st Amend-ment"). The September 1st Amendment announced the extension of

                                  -10-
PAGE
the Alliance Tender Offer to September 29, 1995. The Amendment further stated:

          On August 30, 1995, Foothill Capital Corporation ("Foothill") furnished Alliance with a letter (the "Senior Commitment Letter") providing a commitment to lend to Alliance on a senior basis -- not subject to due diligence -
     - an aggregate principal amount of $35,000,000 (the "Senior Loan") in connection with the Offer. See Exhibit (b)(2).
     On August 30, 1995, Canpartners Investment IV, LLC and Cerberus Partners, L.P. (collectively, the "Senior Subordinated Lenders") furnished Alliance with a letter (the "Senior Subordinated Commitment Letter" and, together with the Senior Commitment Letter, the "Commitment Letters") providing a commitment to lend to Alliance on a senior subordinated basis -- also not subject to due diligence -- an aggregate principal amount of $30,000,000 (the "Senior Subordinated Loan") in connection with the Offer. See Exhibit (b)(3).

          Alliance intends to use the funds to be provided pursuant to the Commitment Letters in place of the Bridge Facility described in the Proposal Letter referred to in
     Section 10 of the Offer to Purchase. . . .  Alliance intends to recapitalize the combined companies promptly following the consummation of the Proposed Merger. Alliance presently intends to close its Offer immediately after regulatory approval is obtained, which Alliance anticipates will occur by the end of September.

          Since the financing provided by the Commitment Letters is not contingent on a due diligence review of the Company by Foothill or the Senior Subordinated Lenders, Alliance does not currently intend to proceed with its consent solicitation to replace certain members of the Board of Directors of the Company in order to obtain due diligence. However, Alliance is prepared to pursue its consent solicitation to replace the directors of the Company if they continue to oppose the Offer.

          The Senior Commitment Letter provides that the Senior Loan will mature one year from the date of consummation of the proposed financing (the "Senior Maturity Date"). The Senior Loan will earn interest at the rate of 13% per annum for the first six months of the loan and 15% per annum thereafter until the Senior Maturity Date, payable monthly in arrears. The Senior Loan will be guaranteed by certain of Alliance's subsidiaries and secured by substantially all assets of Alliance and such subsidiaries.

          The Senior Subordinated Commitment Letter provides that the Senior Subordinated Loan will mature two years from the date of consummation of the proposed financing (the "Senior Subordinated Maturity Date"). The Senior Subordinated Loan will bear interest at the rate of 18% per annum until the Senior Subordinated Maturity Date. The Senior Subordinated Loan will be guaranteed by certain of Alliance's subsidiaries and secured by substantially all assets of Alliance and such subsidiaries, in each case on a subordinated basis.

          46. As part of the September 1st Amendment, Alliance also filed as exhibits a press release dated September 1, 1995, commitment letters from Foothill Capital Corporation, Canpartners Investments IV, LLC and Cerberus Partners, L.P., fee letters from Canyon Capital Management, L.P. and Cerberus Partners, L.P. and a letter dated September 1, 1995 from Alliance to the stockholders of Bally Gaming. The press release and the letter to Bally Gaming stockholders are thus part of Alliance's Tender Offer and subject to the rules and regulations governing the same.

          47. Among other things, the press release refers to the terms of the Merger Agreement as being "lower value, more conditional and less timely" than the Alliance Tender Offer.

          48.  The Alliance September 1, 1995 letter to Bally
Gaming stockholders states, in pertinent part:

          Furthermore, we anticipate obtaining all regulatory approvals required to close our tender offer by the end of September . . . and we expect to complete the merger of the two companies by Thanksgiving.

          We believe the table below dramatically shows the superiority of our offer over the lower-value, more conditional and less timely WMS proposal embraced by Bally
     Gaming's directors:

           Alliance                              WMS
           --------                              ----

 .    $12.50 cash offer for 4.4       .  WMS stock for all shares;
     million shares - $13.00            possible small cash
     if Bally Gaming's break-           distribution, if any,
     up fee arrangement with            conditioned on potential
     WMS is invalidated;                sale of Bally Wulff above
     Alliance stock for the             a specified price
     remainder






                                  -12-
PAGE

.    Cash tender offer to be       .    No plan to close before
     completed by September             January 31, 1996 (as set
     29; back-end merger by             forth in the WMS - Bally
     Thanksgiving                       Gaming Merger Agreement);
                                        regulatory application
                                        not anticipate to be
                                        heard before November

 .    Subject only to customary     .    Conditioned on sale of
     conditions                         Bally Wulff for a set
                                        minimum price

 .    Back-end exchange ratio       .    Exchange ratio fixed up
     not set until merger,              front; Bally stockholders
     subject to an appropriate          bear the risk of WMS
     collar; Bally Gaming               stock price fluctuation
     stockholders signif-
     icantly protected against
     Alliance stock price
     fluctuations

 .    Continuous unlimited          .    Regulatory uncertainty;
     Nevada gaming license for          received only two-year
     25 years                           limited gaming license

          . . . We are primarily a technology-driven company. As the country's largest gaming device route operator, we own and operate over 5,700 gaming devices, including our own highly sophisticated, proprietary machines. This route generates consistent and strong annual recurring cash flow, primarily from multi-year contracts with established businesses in prime locations.

          With this stable cash flow as our base, we are very confident that once we have acquired Bally Gaming we can quickly and easily achieve an appropriate capital structure favorable to the long-term growth and profitability of the combined companies.

                          *     *     *

          Finally, you should remember that in the announcement of its initial letter of intent with Bally Gaming, WMS stated that it would exchange 0.6 of its shares or higher for each Bally Gaming share. Instead, it lowered its offer. Other than for our presence, there is no guarantee they won't do so again.




                                  -13-
PAGE

           DEFENDANTS' FALSE AND MISLEADING STATEMENTS
          AND OMISSIONS IN THEIR TENDER OFFER MATERIALS
          ---------------------------------------------

          49. Defendants, in seeking to unfairly defeat the Merger Agreement and acquire control of Bally Gaming by unfair means, have permitted or caused to be filed and published to Bally Gaming's stockholders the Alliance Tender Offer and the amendments thereto, which make untrue statements of material fact or omit to state material facts necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Defendants have also publicly disseminated press releases, letters and made other regulatory filings which contain untrue statements of material fact or omit to state material facts necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

          50. Upon information and belief, the individual defendants authorized, directed and participated in the making of such untrue statements of material fact or in omitting to state material facts necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

          51. Upon information and belief, John Does 1-5 autho-rized, directed and participated in the making of such untrue statements of material fact or in omitting to state material facts necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

Alliance's Failure To Disclose Its Intentions
---------------------------------------------

          52. In its July 25th press release, Alliance had announced that it intended to nominate a slate of independent directors to replace a majority of Bally Gaming's Board of Directors at the next Bally Gaming annual meeting if Alliance did not gain due diligence information regarding Bally Gaming. Consistent with this approach, at the July 27th court appearance referred to in paragraph 35 above, Alliance sought to obtain a judicial order requiring an early meeting of Bally Gaming's stockholders for the purpose of holding elections for Bally Gaming's Board of Directors.

          53. On or about July 31, 1995, it was reported in Mergers & Acquisition Report, that Alliance intended to nominate four people for seats on Bally Gaming's seven member Board of Directors and, if it succeeds, to put Bally Gaming up for sale to the highest bidder.




                                  -14-
PAGE

          54.  Notwithstanding these facts, the Alliance Tender
Offer did not disclose that it was Alliance's intention to wage a proxy battle rather than follow through toward completion of Alliance's Tender Offer.

          55. The August 8th Alliance press release announced an intention to conduct a consent solicitation to elect a majority of "independent" directors to the Bally Gaming Board of Directors.

          56. The September 1st Amendment states that "Alliance does not currently intend to proceed with its consent solicita-
tion . . . .  However, Alliance is prepared to pursue its consent solicitation . . . if they [Bally Gaming directors] continue to oppose the (Alliance Tender] Offer."

          57. The Alliance Tender Offer is misleading because it is inconsistent with Alliance's public announcements and does not inform Bally Gaming's stockholders whether or not Alliance will conduct a consent solicitation, a proxy contest, both or neither.

          58. Alliance states in the September 1st Amendment that "Alliance intends to recapitalize the combined companies promptly following the consummation of the proposed merger."
This statement is misleading because it does not disclose how Alliance intends to effect such recapitalization. Among other things, the September 1st Amendment does not disclose whether Alliance proposes to modify the terms of existing financing, issue additional shares of stock thereby further diluting the value of the outstanding shares of common stock of the merged entities and/or sell off parts of the combined companies, such as the German operation known as Bally Wulff.

          59. Alliance's representation of its intended recapitalization is further misleading because it does not set forth the reasons for such recapitalization and its effect on the public shareholders. Among other things, Alliance fails to disclose that, upon information and belief, Alliance could not effectively operate the combined companies as a going concern after the proposed merger because of the magnitude of the debt obligations to be assumed by the combined companies. The Alliance Tender Offer is therefore misleading by omitting facts necessary to inform Bally Gaming stockholders of the reason for the need to recapitalize.

          60.  The Alliance Tender Offer fails to disclose
Alliance's intentions with respect to the refinancing of $40 million in Bally Gaming debt to FMR Corp. ("FMR"), described in paragraph 78 below, that is likely to become due by reason of the closing of the Alliance Tender Offer.


                                  -15-
PAGE

          61. The Alliance Tender Offer further fails to disclose Alliance's intentions with respect to refinancing of other Bally Gaming lines of credit which will become due upon a change in control of Bally Gaming, which lines of credit as of June 30, 1995 were at least $13 million.

          62. Moreover, the September 1st letter from Alliance to Bally Gaming stockholders discloses that "with this stable cash flow [referring to the cash flow from its gaming device routes] as our base, we are very confident that once we have acquired Bally Gaming, we can quickly and easily achieve an appropriate capital structure." This statement is misleading because it omits to provide any basis for the purported "confidence" that such capital structure can be achieved "quickly and easily." The reference to a stable cash flow is insufficient: first, because such cash flow is not quantified; and second, because it is completely unexplained how the cash flow from Alliance's route operation can support a recapitali-zation of a merged company when it has been unable to support Alliance alone, which had net losses of $4.7 million, $3.6 million and $13.1 million, respectively, for fiscal years 1992, 1993 and 1994.

          63. Bally Gaming stockholders are thereby being misled into tendering their shares to Alliance without being apprised of Alliance's true intentions.

Alliance's Failure To Disclose The Rejection
Of Its Offer By the Board of Directors of
Bally Gaming
--------------------------------------------

          64. The Alliance Tender Offer fails to disclose the material fact that on June 21, 1995, Bally Gaming's Board of Directors met and after extensive analysis of both the WMS offer and the Alliance June 19th offer, and with the advice of Bally Gaming's experts (including a fairness opinion with respect to the WMS proposal), the Bally Gaming Board of Directors decided that the WMS proposal was superior to the Alliance proposal, financially and otherwise, in the better interest of Bally Gaming stockholders, approved the Merger Agreement with WMS, recommended that the Merger Agreement and the other transactions contemplated thereby be submitted to Bally Gaming's stockholders for their approval, and thereby rejected the Alliance proposal.

          65. The Alliance Tender Offer also fails to disclose the results of the August 7, 1995 Bally Gaming Board of Directors meeting which rejected the Alliance Tender Offer as inferior to the WMS transaction.



                                  -16-
PAGE

          66. By reason of the foregoing, the Alliance September 1, 1995 letter to Bally Gaming stockholders, which is part of the Alliance tender offer, is misleading because it omits to advise the Bally Gaming stockholders of the findings of the Bally Gaming Board of Directors, a fact necessary to make the comparison of the Alliance and WMS transactions in such letter not misleading.

Alliance's Omission Of Adequate Financial Disclosure
----------------------------------------------------

          67. The absence of adequate financial disclosure in the Alliance Tender Offer makes it impossible for Bally Gaming's stockholders to evaluate the value of Alliance stock to be issued in the back-end merger contemplated in the Alliance Tender Offer.

          68. Among other things, the Alliance Tender Offer fails to provide material pro forma financial information required to inform Bally Gaming stockholders of the financial condition of a combined Alliance-Bally Gaming business after giving effect to the proposed Alliance transaction.

          69. The Alliance Tender Offer further fails to disclose the adverse financial effect on the combined Alliance-
Bally business of the extraordinary financial fees to be incurred by Alliance, including the fees for the financing required to pay for the tender offer, which alone appears to amount to approximately $12 million.

          70. The omission of such disclosure is material because such pro forma financial information would show a combined company with approximately $235 million of indebtedness and would clearly demonstrate that the combined company would not, on a pro forma historical basis, have the combined cash flow sufficient to service its debt. The material nature of such omission is further demonstrated by Alliance's statement in the September 1st Amendment that it "intends to recapitalize . . . promptly following the consummation of the Proposed Merger."

          71. The Alliance Tender Offer omits material information relating to the proposed unspecified "appropriate collar" to be applied to the valuation of Alliance common stock in the back-end merger. No information is provided as to the details or range of the collar. Consequently, Bally Gaming's stockholders cannot determine whether the collar provides any meaningful protection or whether it is illusory. Among other things, the Alliance Tender Offer fails to disclose that the Bally Gaming stockholders could be left with then illiquid Bally Gaming stock should the back-end merger not be completed because the price falls below the appropriate but unspecified collar.



                                   -17-
PAGE

          72. The Alliance Tender Offer represents that the Alliance common stock to be issued for the back-end merger will be valued at an average price for ten (10) trading days ending five (5) days prior to the consummation of a proposed merger, and misleadingly implies that such valuation will result in the back-end merger being completed with Alliance common stock valued at $12.50. However, the Alliance Tender Offer fails to disclose that the value of its stock could fluctuate substantially in the five day period immediately preceding the consummation of the proposed merger (as often happens) when adjustments to the exchange ratio would not be protected by a collar, to the detriment of Bally Gaming stockholders.

          73. The Alliance Tender Offer fails to inform Bally Gaming stockholders that the number of shares which Alliance will have to issue to Bally Gaming stockholders will more than double the number of shares of outstanding Alliance common stock and could result in substantial dilution with a substantial negative impact on the market price of said shares.

          74. The Alliance Tender Offer fails to disclose the dilution of Alliance's common stock and the consequent effect on the market value of Alliance's common stock which would result from the issuance of additional shares of Alliance's common stock upon the exercise of existing Alliance options and warrants. Specifically, the Alliance Tender Offer fails to disclose that such exercise of existing options, warrants and convertible debt could result in the issuance of approximately sixteen million (16,000,000) additional Alliance shares. When compared to approximately eleven million (11,000,000) shares currently out-standing, it is material that the substantial resulting dilution is not disclosed.

          75. The September 1st Amendment discloses that warrants for 500,000 shares of Alliance's common stock are to be received by certain of the lenders financing the Alliance Tender Offer. The Alliance Tender Offer is misleading in that it omits to disclose the fact that the issuance of such warrants will, upon exercise, dilute Alliance's common stock, and further fails to disclose the effect of this dilution on the value of Alliance's common stock.

          76. The Alliance Tender Offer fails to disclose that the trading market for Alliance common stock is very thin and that the additional shares issuable in the back-end merger will likely create a market overhang that will have a severe depressing effect on the trading price of Alliance stock. Accordingly, regardless of the exchange ratio set by reason of the proposed collar, it will be a ratio based on the pre-merger



                                   -18-
PAGE
thin market for Alliance stock. The actual price at which Bally Gaming stockholders could sell Alliance shares after the back-end merger will likely be far less than the value for Alliance shares established by the formal exchange ratio, a material fact not disclosed by the Alliance Tender Offer.

          77. Alliance fails to offer any opinion of an investment banker that its proposed two step transaction would be fair to Bally Gaming stockholders. Indeed, as set forth in paragraph 34 above, Bally Gaming's independent investment advisor, Ladenburg, has advised Bally Gaming that it could not render an opinion that the two step Alliance transaction was fair from a financial point of view to Bally Gaming stockholders. Accordingly, it is a material omission that the Alliance Tender Offer fails to disclose that the proposal does not meet the minimum standards for fairness from a financial point of view to Bally Gaming stockholders.

          78. Upon information and belief, FMR is a lender to Bally Gaming, in the sum of approximately $40 million. Upon information and belief, such debt will, at the option of FMR, become due upon a change in control of Bally Gaming (defined as the acquisition at any time by any person of ownership of more than 40% of Bally Gaming common stock). Upon information and belief, Bally Gaming's other lines of credit will also become due upon completion of the Alliance Tender Offer. The Alliance Tender Offer fails to disclose these facts and that the closing of the Alliance Tender Offer may require Bally Gaming to repay said $40 million debt obligation to FMR and will require the repayment of Bally Gaming's lines of credit in the amount of at least $13 million.

          79. The September 1st Amendment discloses that the interest on the $30 million portion of the financing for the Alliance Tender Offer from Canpartners and Cerberus will be 18% per annum over the two year life of such financing. This statement of interest is misleading because the fee letters from Canyon and Cerberus annexed as exhibits to the amendment require, among other fees, a fee of 2 1/2% of the principal amount of the loan every three months while the loan has not been paid in full.

This amounts to an additional 10% per year, which though described as a fee, effectively raises the interest rate on the $30 million portion of the loan to 28%, a fact not disclosed by Alliance.







                                   -19-
PAGE

Alliance's Failure To Make Material
Disclosures Regarding Its Own
Financial Condition
-----------------------------------

          80. The Alliance Tender Offer fails to fully disclose Alliance's precarious financial condition, insofar as it provides only "selected consolidated" financial statements without indica-tion of the specific financial information omitted and without disclosing the factual details for the conclusory information provided. For example, no explanation is disclosed for the fact that Alliance's 1994 losses ($13,128,000) are triple the 1993 losses ($3,650,000). Alliance also fails to disclose how a company with such increasing and historical losses can reasonably expect to conclude the subject transaction. Alliance also fails to disclose how, in view of the fact that its long term debt has increased over 150% from 1993 ($41,176,000) to 1995
($101,409,000), Alliance can effect the recapitalization set forth in the September 1st Amendment.

          81. The Alliance Tender Offer discloses that the loans for the Alliance Tender Offer will be secured by substantially all the assets of Alliance and its subsidiaries. It is material that the Alliance Tender Offer fails to disclose the impact of having substantially all assets utilized as security for financing, particularly for a company engaged in the slot machine business. Among other things, the Alliance Tender Offer fails to disclose that such a condition would necessarily impair its ability to provide customer financing, carry customer receivables or to engage in the required product development and promotion necessary in such business.

Alliance's Material Omissions Regarding
The Source And Amount Of Funds
---------------------------------------

          82. The September 1st Amendment discloses that "Alliance intends to recapitalize the combined companies promptly following the consummation of the proposed merger." Alliance fails to disclose the source of funds for any such recapitalization or the status of its efforts to achieve the same. Both facts are material since it is apparent from Alliance's own statement that it cannot operate the combined companies as a going concern without such recapitalization.

          83. Prior to the September 1st Amendment, the Alliance Tender Offer had described a letter from banks as "expressing interest" in providing a bridge loan facility while the actual term sheet filed by Alliance with the SEC contained the condition



                                   -20-
PAGE
that permanent financing be satisfactory to said banks as a condition of funding the bridge facility. Alliance's Tender Offer failed to disclose the lack of such permanent financing or the status of efforts to obtain same. In addition, the Alliance Tender Offer failed to disclose the source of funds for $20,000,000 in equity financing which Alliance stated it would likely need as a condition to the bridge loans and also failed to disclose the status of its efforts to obtain such funds. Alliance's continuing failure to make full disclosure with respect to its alleged financing arrangements has not been remedied by the September 1st Amendment, as alleged in paragraphs 75, 78-79 and 82 above.

Alliance's Failure To Disclose Material
Facts Regarding The Time Of Closing Of
Its Proposed Transaction
---------------------------------------

          84. The Alliance Tender Offer fails to disclose that the consummation of its offer will cause Bally Gaming to breach its non-competition agreements with Bally Entertainment Corporation ("Bally Entertainment"), Bally Gaming's former parent and an important customer of Bally Gaming. The non-competition agreement prohibits any affiliate of Bally Gaming from owning or operating casinos anywhere within or without the United States until after January 8, 1996.

          85. The Merger Agreement with WMS contemplates a closing after January 8, 1996, because WMS owns and operates ho-tels/casinos, in Puerto Rico, thousands of miles from any casino owned by Bally Entertainment. The Alliance Tender Offer fails to disclose that Alliance owns and operates casinos in Nevada, in close geographic proximity to casinos owned by Bally Entertainment and that Alliance would be subject to the same restriction as Bally Gaming, and could therefore not complete the transaction any earlier than WMS without violating Bally Gaming's agreement with Bally Entertainment.

          86. The Alliance Tender Offer states that its tender offer can be completed well in advance of the proposed merger between WMS and Bally Gaming. The Alliance Tender Offer fails to disclose that an earlier completion of its transaction will cause Bally Gaming to breach the aforesaid non-competition agreement. The statement by Alliance in the September 1, 1995 letter to Bally Gaming stockholders that it "expects to complete the merger of the two companies by Thanksgiving" is therefore misleading because it fails to disclose the true facts as to the non-competition agreement.




                                   -21-
PAGE

          87. Alliance's assertion that its 51% ownership of Bally Gaming after the tender offer would not make it an affiliate of Bally Gaming so as to preclude enforcement of the non-competition agreement is misleading, since, among other things, no support or analysis is provided for such conclusion and no opinion of counsel is included reflecting such unsupported conclusion. Accordingly, Bally Gaming stockholders who are being solicited to tender their shares to Alliance are not provided with any basis for evaluating such conclusion.

          88. The Alliance Tender Offer also states that Alliance believes that enforcement of the covenant against Bally Gaming in respect of Alliance's casino operations would be "unreasonable and contrary to the public interest." This assertion is likewise misleading, since no basis for such assertion is set forth and Bally Gaming's stockholders are not provided with any support necessary to evaluate the validity of such conclusory assertion. The Alliance Tender Offer in this respect omits material facts regarding the reasons for the possible difference in the timing of the closing of the two transactions and the risks inherent in the approach Alliance has adopted.

Alliance's Failures To Disclose Material
Facts Regarding The WMS Merger
----------------------------------------

          89. The claims in the Alliance Tender Offer that Alliance's proposed transaction is superior to the WMS Merger Agreement are false and misleading because objective analysis of the components of the two competing transactions shows that the WMS Merger Agreement is superior to Alliance's proposed transaction, and Bally Gaming's financial advisors have so concluded.

          90. The Alliance Tender Offer fails to disclose that the WMS price is higher than the price being offered by Alliance.

The Alliance Tender Offer states that it is offering $12.50 per share. However, the Alliance Tender Offer fails to disclose that the WMS merger transaction, taking into account both the value of the WMS shares being offered and the additional payment to stockholders from the proposed sale of Bally Gaming's German operations, has a value to Bally Gaming's stockholders which exceeds $12.50 per Bally Gaming share in value. Indeed, as of September 5, 1995, the closing price of WMS common stock on the New York Stock Exchange was $23.50 per share and the value of the Merger Agreement for each share of Bally Gaming stock is approximately $13.37.



                                   -22-
PAGE

          91. The Alliance Tender Offer further fails to disclose that notwithstanding its characterization of its offer as $12.50 a share, its two-step offer for all of the Bally Gaming shares is substantially less in view of the uncertain nature of the back-end merger and the precarious financial condition of Alliance.

          92. Although the Alliance Tender Offer discloses that its proposed transaction is a taxable event to Bally Gaming stockholders, the Alliance Tender Offer fails to disclose that the WMS Merger Agreement provides a tax free transaction to Bally Gaming stockholders.

          93. The Alliance Tender Offer fails to disclose that the fact that the WMS transaction involves no up front cash is irrelevant, inasmuch as Bally Gaming stockholders who receive the highly liquid WMS common stock could sell them to obtain cash if desired, much more easily than they will be able to sell Alliance common stock received in the back-end merger given the thinness of the trading market for Alliance common stock, the undisclosed dilution in such common stock, and the precarious financial condition of Alliance.

          94. The Alliance Tender Offer's disclosure regarding the break-up fee in the WMS Merger Agreement omits material facts necessary to make Alliance's statements not misleading. The Alliance Tender Offer fails to disclose that the break-up fees in the Merger Agreement are reciprocal and that, under certain circumstances, it is Bally Gaming rather than WMS which would receive the break-up fee. The Alliance Tender Offer also fails to disclose the material fact that the break-up fees are well within the reasonable range of break-up fees for other transactions of approximately the size of the WMS/Bally Gaming transaction.

Additional Misleading Statements in Alliance's
September 1, 1995 Letter to Bally Gaming Stockholders
-----------------------------------------------------

          95.  Alliance's September 1, 1995 letter to Bally
Gaming stockholders has been made part of the Alliance Tender
Offer by being filed by Alliance with the September 1st
Amendment.

          96. There are at least the following untrue and/or misleading statements in the September 1 letter:

               (a) The WMS proposal is not "lower value" than the Alliance proposal, for the reasons set forth in paragraph 90 above. Alliance's failure to disclose the true facts regarding the WMS proposal is therefore misleading.

                                   -23-
PAGE

               (b) Alliance's statement that its back-end merger can be completed by Thanksgiving is untrue for the reasons set forth in paragraphs 84-88 above.

               (c) Alliance's statement that WMS received only a two-year limited gaming license in Nevada and that such license is probationary is untrue. The WMS license is not probationary and is not limited. It is a full license to operate for a period of two years.

               (d) Alliance describes itself as a "technology driven company." Such a statement is misleading because it fails to disclose the nature or significance of such technology. Its statement that it has "highly sophisticated, proprietary machines" is not sufficient to inform Bally Gaming stockholders as to whether Alliance possesses the requisite technology to develop new machines in an ever-changing field. In fact, in its 10-K filed with the SEC on September 28, 1994, Alliance stated that "the manufacturing process generally involves the assembly of standard components which are readily available from various sources." Nor does Alliance disclose the extent of past market acceptance of its products and the impact of the same on further development. The Alliance Tender Offer fails to disclose that Alliance is in fact primarily a gaming machine route operator and manager of casinos and gaming arcades.

               (e) Alliance's statements regarding confidence about achieving an appropriate capital structure are misleading for the reasons set forth in paragraphs 58-59 and 82 above.

               (f) Alliance's statement that WMS could reduce the number of shares it is offering is false because WMS has a contract to purchase Bally Gaming shares at .55 shares of WMS stock.

               (g) Alliance's statement that not setting the back-end exchange ratio until the merger is an advantage over the WMS merger is not true because (i) WMS stock has been rising in value, (ii) Alliance stock will likely have a low value upon the occurrence of the Alliance proposed merger, (iii) there are problems associated with the proposed Alliance collar and the dilution that will occur with the issuance of new Alliance shares, and (iv) the risk to Bally Gaming shareholders that no back-end merger would take place or that it will be different than the one presently proposed.







                                   -24-
PAGE

Defendants Failed To Disclose Material Facts
Regarding Prior Negotiations With Bally Gaming
----------------------------------------------

          97. The Alliance Tender Offer falsely represents that Alliance's first meetings with Bally Gaming began in October 1994. However, the Alliance Tender Offer omits to disclose the material fact that the initial meetings were actually held in November 1993, almost one year earlier. The Alliance Tender Offer therefore fails to disclose the material fact that Alliance has had a substantial opportunity to attempt to negotiate a transaction with Bally Gaming and failed to demonstrate to the satisfaction of Bally Gaming's Board of Directors that its offer was in the best interests of Bally Gaming stockholders.

          98. As set forth in paragraph 14 above, the Alliance Tender Offer fails to disclose that it was Alliance who declined to execute a requested confidentiality and standstill agreement with Bally Gaming. The Alliance Tender Offer also fails to disclose that the Delaware Chancery Court has twice rejected Alliance's request for Bally Gaming due diligence information on the ground of failure to show any legal entitlement thereto.

          99. The Alliance Tender Offer fails to disclose that at one point in its negotiations with Bally Gaming, Alliance's representatives shook hands on a deal with Bally Gaming that involved a price of $13.00 per Bally Gaming share, plus an equity investment of $50 million, only to advise Bally Gaming the following day that Alliance was not prepared to commit itself to such an investment.

          100. The Alliance Tender Offer fails to disclose that Alliance informed Bally Gaming at one point that it had two banks lined up to finance a transaction, but refused to name them, unless Bally Gaming agreed to pay Alliance $700,000 in the event no transaction occurred.

Alliance's Failure To Disclose Its
Non-Entitlement To Bally Gaming's
Due Diligence Material
----------------------------------

          101. The Alliance Tender Offer falsely represents that Bally Gaming declined to execute a confidentiality and standstill agreement. In fact, upon information and belief, it was Alliance which refused to execute the confidentiality and standstill agreement which agreement was also offered to WMS by Bally Gaming and executed by WMS.




                                   -25-
PAGE

          102. On August 11, 1995, the Delaware Chancery Court found that Alliance did not obtain access to the due diligence material of Bally Gaming because it "refused to sign an agreement substantially identical to that signed by WMS" and that "WMS and Alliance were both offered access to Bally's due diligence materials on the condition that they sign a standard confidentiality and standstill agreement" which "Alliance refused to sign."

           Alliance's Tender Offer is false and misleading in creating the impression that Alliance had legal entitlement to such due diligence material and in failing to disclose that Alliance's inability to obtain such non-public information of Bally Gaming was due to Alliance's own refusal to execute Bally Gaming's proffered confidentiality and standstill agreement.

          104. The Alliance Tender Offer misleadingly states that, in reliance on an opinion of counsel, Bally Gaming's provision of due diligence material to Alliance would not violate the Merger Agreement. Defendants omit the disclosure of material facts necessary to make their statement not misleading, to wit, they fail to disclose that providing such non-public information to Alliance would materially breach the Merger Agreement, in view of the rejection of the Alliance Tender Offer by Bally Gaming's Board of Directors and the determination of Bally Gaming's Board of Directors that the WMS transaction was superior. In addition, Alliance fails to disclose that such opinion is merely a general opinion and does not address the relevant facts and contract provisions of the Merger Agreement.

Defendants, Failure To Make Material
Disclosures Regarding Contingencies
------------------------------------

          105. The Alliance Tender Offer refers to "contingencies of the proposed combination" but fails to disclose any material facts and the triggering events so as to enable Bally Gaming stockholders to evaluate the likelihood of such contingencies in their assessment of the Alliance Tender Offer. Defendants state:

     The precise timing and other details of any merger or other business combination transaction will depend on a variety of factors such as general economic conditions and prospects, the future prospects, asset value and earnings of the Company [Bally Gaming], the number of Shares acquired by the Purchaser pursuant to the Offer or otherwise, the receipt of the necessary approvals or consents of gaming regulators and the statutory requirements described above. The Purchaser can give no assurance that a merger or other business combination will be proposed or that, if it is proposed, it


                                   -26-
PAGE
     will not be delayed or abandoned. The Purchaser expressly reserves the right not to Propose any merger or similar business combination involving the Company [Bally Gaming], or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business of the Company [Bally Gaming] or other factors.

(emphasis added). The Alliance Tender Offer fails to disclose that the offer is therefore so contingent that it is really no offer or promise to do anything at all. Indeed, the Alliance Tender Offer is so contingent that it is materially misleading to make it appear to be a genuine offer.

          106. The Alliance Tender Offer states that "depending upon a number of factors, Alliance may consider substituting cash in an amount equal to the offer price for some or all of the proposed merger consideration of Alliance common stock." The Alliance Tender Offer fails to disclose what factors might prompt such substitution, the source of such cash, and the likelihood that such cash will be available.

          107. The Alliance Tender Offer's repeated references to $12.50 as the value of the consideration on the back-end merger is false and misleading in creating and attempting to create the impression that such figure represents the sum of market value of the equity securities and/or cash per Bally Gaming share to be exchanged on the back-end merger. In fact, in view of the all the defendants' stated contingencies there can be no assurance in regard to the market value or attractiveness of such securities to the investing public.

Defendants' Failure To Disclose A Controlling
Person - Richard Rainwater
---------------------------------------------

          108. The Alliance Tender Offer fails to disclose the existence of Richard Rainwater ("Rainwater") as a controlling person of Alliance. Upon information and belief, Kirkland-Fort Worth Investment Partners, L.P. ("Kirkland-Forth Worth") owns or controls approximately 11% of Alliance's shares, as a result of a September 1993 investment of $5 million in exchange for 1.3 million shares of non-voting junior convertible special stock and warrants for the purchase of 2.75 million shares of common stock at $1.50 a share. Upon the exercise of such warrants, Kirkland-Fort Worth will own approximately 26% of the total shares outstanding of Alliance.



                                   -27-
PAGE

          109. Upon information and belief, Rainwater, his adult children and their trusts own approximately a 40% interest in Kirkland-Fort Worth. As a result of the foregoing, and the active role of Rainwater with respect to Alliance as set forth below, Rainwater is a controlling person of Kirkland-Fort Worth and through that entity, a controlling person of Alliance.

          110. Rainwater is a well known investment analyst or investor having run investment portfolios for a number of large entities. Upon information and belief, his investments include a stake in the Texas Rangers baseball team and an interest in Columbia/RCA Health Care Corp. He is known in the financial community as the man who assisted the Bass family in obtaining a 25% stake in Walt Disney Co. and was active in the successful gubernatorial campaign of George W. Bush, son of the former President.

          111. Upon information and belief, Rainwater is the person upon whom the financial community is relying in connection with the Alliance Tender Offer and without whose investment and reputation the Alliance Tender Offer would not be possible.

          112. Upon information and belief, Rainwater took a leading role on behalf of Alliance in the negotiations between Alliance and Bally Gaming which commenced in November 1993, and led off the presentations made to representatives and directors of Bally Gaming.

          113. The Alliance Tender Offer fails to disclose that, upon information and belief, the conditions on the license granted to Alliance by the Nevada Gaming Commission set forth in the eighth revised order of registration entered on February 23, 1995, prohibit Rainwater from any involvement in the management of Alliance, which would include conducting such negotiations with Bally Gaming without prior approval of the Nevada Gaming authorities. Upon information and belief, such approval has not been requested or obtained.

          114. The Alliance Tender Offer fails to disclose that, upon information and belief, Rainwater's participation in the conduct of such negotiations in Alliance's efforts to acquire Bally Gaming could jeopardize Alliance's (a) ability to obtain regulatory approval from Nevada authorities of the proposed Alliance-Bally Gaming merger, (b) jeopardize Nevada gaming licenses and thereby (c) jeopardize Alliance's ability to remain in business.

          115. The Alliance Tender Offer fails to disclose that
Rainwater is not presently licensed as a controlling person of Alliance and that if the Nevada Gaming authorities requested that


                                   -28-
PAGE
he be licensed as a controlling person and he refused, it would jeopardize Alliance's licenses. The Alliance Tender Offer also fails to disclose that if Rainwater agreed to be licensed as a controlling person it could delay regulatory approval of the Al-liance transaction.

          116. The Alliance Tender Offer's failure to disclose the foregoing matters regarding Rainwater represents material omissions which make the offer to purchase misleading.

Other Public False and Misleading
Statements by Defendants
---------------------------------

          117. The August 8, 1995 letter from Alliance Gaming to Bally Gaming stockholders announcing the consent solicitation to replace a majority of Bally Gaming's Board of Directors with "independent directors" is an integral part of the Alliance Tender Offer scheme and repeats and reinforces the false and misleading statements in the Alliance Tender Offer and is false and misleading in at least the respects set forth in paragraphs 52-54, 83, 89-94, 98, 101 and 108-116 hereof.

          118. The preliminary consent statement filed by Alliance with the SEC on August 8, 1995 is an integral part of the Alliance Tender Offer scheme and repeats and reinforces the false and misleading statements in the Alliance Tender Offer and is false and misleading in at least the respects set forth in paragraphs 52-54, 64-65, 67-74, 76-78, 80-81, 84-94, 97-116 hereof.

          119. The August 8, 1995 press release from Alliance is an integral part of the Alliance Tender Offer scheme and repeats and reinforces the false and misleading statements in the Alliance Tender Offer and is false and misleading in at least the respects set forth in paragraphs 52-54, 89-94, 98, 101 and 108-116 hereof.

                        IRREPARABLE HARM
                        ----------------

          120. Defendants' course of conduct constitutes a fraudulent, deceptive and manipulative act or practice in connection with a tender offer, in violation of Section 14(e) of the 1934 Act.

          121. The Alliance Tender Offer omits material information and contains misstatements, such that the stock-holders of Bally Gaming will be misled, in violation of Section
14(e) of the 1934 Act.  Such omissions and misstatements do and


                                   -29-
PAGE
will irreparably harm WMS by causing the stockholders of Bally
Gaming to consider an incomplete and misleading offer in competition with the Merger Agreement and to the possible detriment and/or defeat of the Merger Agreement.

          122. Defendants' course of conduct as alleged herein has injured WMS and the stockholders of Bally Gaming and, unless enjoined, defendants, conduct will continue to inflict upon WMS and Bally Gaming stockholders irreparable injury for which neither WMS nor the Bally Gaming stockholders has an adequate remedy at law.

          123. Unless enjoined, defendants will proceed with the competing offer without having given Bally Gaming stockholders all the information concerning the Alliance common stock required by law which would enable those stockholders to make an informed investment decision between the hostile offer and the WMS Merger Agreement.

          124. Bally Gaming stockholders have been and are threatened with irreparable injury because they are being forced to make an investment decision with respect to the Alliance Tender Offer and the Merger Agreement, without having the information about the Alliance Tender Offer required by law.

Bally Gaming stockholders may thus make a decision which is not in their best interests based upon the misleading statements in the Alliance Tender Offer.

          125. Moreover, WMS has been and will continue to be irreparably injured because its Merger Agreement must compete with an unregistered offering of securities and cash; the hostile offer requires an evaluation of a package which includes the equity securities as to which the investing public is deprived of required information and terms in violation of the requirements of the federal securities laws. WMS's interest in proceeding with its offer and having its offer evaluated on the merits and against the hostile offer may thus be defeated and will be unfairly damaged unless defendants are required to comply with the law.

          126. Injunctive relief is necessary to preserve the status quo. If the Alliance Tender Offer is not enjoined, and Alliance completes both the tender offer and the subsequent back-end merger, Bally Gaming will become part of Alliance or of BAC. It will then cease existence as a separate entity. Injunctive relief is necessary so that such a position is not reached as a result of defendants' illegal actions.




                                   -30-
PAGE

                             COUNT I
                             -------

        (For violations of Section 14(e) of the 1934 Act)

          127. Repeats and realleges paragraphs 1 through 126 hereof as if the same were set forth at length hereat.

          128. Section 14 (e) of the 1934 Act prohibits untrue statements of material fact or the omission of facts which are necessary to make the facts therein not misleading in connection with a tender offer.

          129. The above-stated misstatements and omissions of facts are material to any evaluation by Bally Gaming's stockholders with respect to the Alliance Tender Offer and the Merger Agreement.

          130. Plaintiff will suffer irreparable harm unless defendants are enjoined from continuing with their misleading tender offer and ordered to comply with Section 14(e) of the 1934 Act and all SEC rules and regulations promulgated thereunder.
The nature of the harm is that defendants have provided materially misleading and incomplete information to Bally Gaming stockholders in connection with a hostile offer intended to defeat WMS's Merger Agreement. The Merger Agreement with WMS may be nullified by defendants' unlawful acts. Any Bally Gaming stockholders that decide to tender their shares to Alliance absent full disclosure by Alliance and given the material misrepresentations that currently exist in the Alliance Tender Offer materials will be misled to their detriment, to Bally Gaming's detriment and to the detriment of WMS. The result of the so-called back-end merger will be the disappearance of Bally Gaming as a separate entity.

          131. By reason of the foregoing, defendants have violated and continue to violate Section 14(e) of the 1934 Act.

          132. Issuance of a preliminary injunction would not cause substantial harm to others because it would merely prevent anyone from relying on Alliance's faulty and erroneous documents.

The public interest would be served by issuing the preliminary injunction.

           Plaintiff has no adequate remedy at law.





                                   -31-
PAGE

                            COUNT II
                            --------

        (For Violation of Section 14(d) of the 1934 Act)

          134. Repeats and realleges paragraphs 1 through 126 hereof as if the same were set forth at length hereat.

          135. Section 14(d) of the 1934 Act requires that tender offerors like Alliance file with the SEC a statement containing the information required by SEC Rules. Rule 14d-100 sets forth the information to be fully and accurately provided, including "such additional material information as may be necessary to make the required statements, in light of the circumstances in which they are made, not materially misleading."

          136. By reason of the above-stated misstatements and omissions of material facts, defendants have violated and continue to violate section 14(d) of the 1934 Act.

          137. Plaintiff will suffer irreparable harm as set forth above.

          138. Issuance of a preliminary injunction would not cause substantial harm to others because it would merely prevent anyone from relying on Alliance's faulty and erroneous documents.

The public interest would be served by issuing the preliminary injunction.

          139. Plaintiff has no adequate remedy at law.


                            COUNT III
                            ---------

             (Tortious Interference With A Contract)

          140. Repeats and realleges paragraphs 1 through 126 hereof as if the same were set forth at length hereat.

          141. By the statements in the Alliance Tender Offer defendants, among other things, urge Bally Gaming to breach the Merger Agreement made with WMS.

          142. The statements in the Alliance Tender Offer to the effect that granting Alliance due diligence would not breach the Merger Agreement are dishonest, unfair, fraudulent and deceitful.

          143. But for Alliance's actions, no such breach would occur.

                                   -32-
PAGE

          144. Defendants' actions are tortiously interfering with the Merger Agreement, of which defendants are and have been aware.

          145. WMS has been damaged by said tortious interference in an amount to be determined at trial.


                            COUNT IV
                            --------

       (Tortious Interference With Prospective Advantage)

          146. Repeats and realleges paragraphs 1 through 126 hereof as if the same were set forth at length hereat.

          147. Defendants' course of conduct, as alleged in this complaint, constitutes an unlawful interference with WMS's prospective economic commercial advantage and its opportunity to compete and to complete the Merger Agreement negotiated by and between Bally Gaming and WMS, in violation of applicable state and common law.

          148. WMS is entitled to damages in an amount to be determined at trial.

          WHEREFORE, plaintiff demands judgment as follows:

          (1) Enjoining and restraining defendants, their agents and employees and those acting in concert with them, permanently and during the pendency of this action, from directly or indirectly:

               (a) Acquiring or attempting to acquire any Bally, Gaming securities;

               (b) Continuing their present offer and making any further offers for, or requests or invitations for, tender of Bally Gaming securities;

               (c) Soliciting or arranging for the solicitation of offers to buy Bally Gaming securities;

               (d)  Making any further public announcements
concerning offers to acquire Bally Gaming securities;

               (e) Voting in person or by proxy any Bally Gaming securities;

               (f)  Otherwise utilizing or attempting to utilize
Bally Gaming securities as a means of controlling or affecting the management of Bally Gaming;

(g) Taking any steps to merge or otherwise effect a combination of Bally Gaming and Alliance or any subsidiary or affiliate of any of them;

               (h)  Exercising or attempting to exercise,
directly or indirectly, any influence in the management of Bally
Gaming;

               (i) Taking any steps in furtherance of their unlawful plan to acquire control of Bally Gaming until defendants correct the misstatements and omissions detailed herein which may mislead Bally Gaming stockholders and conducts said offer in ac-cordance with the law.

          (2) Preliminarily and permanently enjoining defendants from interfering with or otherwise disrupting the Merger
Agreement by and between WMS and Bally Gaming.

          (3) Preliminarily and permanently enjoining defendants from violating the 1934 Act in connection with the Merger
Agreement and the Alliance Tender Offer, and from failing to disclose material facts necessary to make prior announcements not misleading.

          (4) Compelling defendants' to take corrective steps to rectify and cure the effects of its manipulative and fraudulent actions.

          (5) Granting WMS such judgment for damages and costs, including reasonable attorneys' fees as it has sustained or shall sustain as a result of the aforesaid violations of law.

          (6) Awarding such other and further relief as this Court deems just and proper.

Dated:  New York, New York
        September 6, 1995

                                   BURNS HANDLER & BURNS LLP


                                   By:_________________________
                                   Arthur M. Handler (AH 0693)
                                   Attorneys for Plaintiff
                                     WMS Industries Inc.
                                   220 East 42nd Street
                                   Suite 3000
                                   New York, New York 10017
                                   (212) 687-1300



                                   -34-
PAGE

Arthur M. Handler (AH 0693)
BURNS HANDLER & BURNS LLP
Attorneys for Plaintiff
220 East 42nd Street, Suite 3000
New York, New York 10017
(212) 687-1300

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - -  X
                                   :
WMS INDUSTRIES INC.,
                                   :
                    Plaintiff,               GENERAL RULE 9
                                   :            STATEMENT
         - against -
                                   :
ALLIANCE GAMING CORPORATION,
BGII ACQUISITION CORP., JOEL       :         95 Civ. ____ (___)
KIRSCHBAUM, STEVEN GREATHOUSE,
ANTHONY L. DICESARE, CRAIG         :
FIELDS, DAVID ROBBINS, ALFRED
W. WILMS AND JOHN DOES 1-5.        :

                    Defendants.    :
- - - - - - - - - - - - - - - - -  X


          Pursuant to General Rule 9 of the rules of this Court, plaintiff WMS Industries Inc. hereby identifies any corporate parents, subsidiaries or affiliates of said parties which are publicly held as follows: not applicable.
Dated:  New York, New York
        September 6, 1995

                              BURNS HANDLER & BURNS LLP


                              By:___________________________
                                 Arthur M. Handler (AH0693)
                                 Attorneys for Plaintiff
                                 WMS Industries Inc.
                                 220 East 42nd Street
                                 Suite 3000
                                 New York, New York 10017
                                 (212) 687-1300